                            THE WELLS FARGO & COMPANY
                        CHANGE OF CONTROL SEVERANCE PLAN
          AS ADOPTED BY THE BOARD OF DIRECTORS OF WELLS FARGO & COMPANY
                         AT ITS OCTOBER 20, 1998 MEETING

                                  INTRODUCTION

             The Board of Directors of Wells Fargo & Company recognizes that, from time to time, the Company may explore potential transactions that could result in a Change of Control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of employees of the Company to the detriment of the Company and its shareholders.

             The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

             In addition, the Board believes that it is consistent with the Company's employment practices and policies and in the best interests of the Company and its shareholders to treat fairly its employees whose employment terminates in connection with or following a Change of Control.

             Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change of Control.

             Therefore, in order to fulfill the above purpose, the following Change of Control Severance Plan has been developed and is hereby adopted. This Plan shall supercede any previous plans, policies or agreements providing Change of Control severance benefits to Participants.

                                    ARTICLE I
                              ESTABLISHMENT OF PLAN

             As of the Effective Date, the Company hereby adopts the Wells Fargo & Company Change of Control Severance Plan as set forth in this document.

                                    ARTICLE II
                                   DEFINITIONS

             As used herein, the following words and phrases shall have the following respective meanings (unless the context clearly indicates otherwise):

         (a) ANNUAL BASE SALARY. The amount of a Participant's base salary or wages on an annualized basis, which shall be at least equal to twelve times the highest monthly base salary or wages paid or payable, including any base salary or wages which have been earned but deferred, to the Participant by an Employer in respect to the twelve-month period immediately preceding the month in which the Change of Control occurs, and excluding all bonus, overtime, expense or relocation reimbursements and incentive compensation.

         (b)   BOARD. The Board of Directors of Wells Fargo & Company.

         (c)   CAUSE. As defined in Section 4.2(b)(iii).

         (d)   CHANGE OF CONTROL. The first to occur of the following events:

                 (i) The acquisition by any individual, entity or group
               (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934. as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13-d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); PROVIDED, HOWEVER, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company,
               (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition pursuant to a transaction which complies with clauses (A),
               (B), or (C) of subsection (iii) of this Section 2(d); or

                 (ii) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, or

                 (iii) Consummation of a reorganization, merger or
               consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Corporate Transaction"), in each case, unless, immediately following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, or the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial Plan, or the action of the Board, providing for such Corporate Transaction; or

                 (iv) Approval by the shareholders of the Company of a
               complete liquidation or dissolution of the Company.

         (e) CODE. The Internal Revenue Code of 1986, as amended from time to time.

         (f) COMMITTEE. The Management Development and Compensation Committee of the Board.

         (g)   COMPANY. Wells Fargo & Company and any successor thereto.

         (h) TERMINATION OF ACTIVE EMPLOYMENT. (i) If the Participant's employment is terminated by the Company for Cause or by the Participant for Good Reason, the date of receipt of the Notice of Termination (as described in Section 4.2(c)) or any later date specified therein, as the case may be, (ii) if the Participant's employment is terminated by the Company other than for Cause or Disability, the Termination of Active Employment shall be the date on which the Company notifies the Participant of such termination or any later date specified by the Company in the Participant's written Notice of Termination and (iii) if the Participant's employment is deemed terminated by reason of Disability, the Termination of Active Employment shall be the Participant's Disability Effective Date.

         (i)   DISABILITY. As defined in Section 4.2(b)(i).

         (j)   DISABILITY EFFECTIVE DATE. As defined in Section 4.2(b)(i).

         (k) EFFECTIVE DATE. Such date as the Board shall designate in its resolution approving the Plan.

         (l) EMPLOYEE. Any regular, full-time or part-time employee of the Employer.

         (m)   EMPLOYER. The Company or any of its subsidiaries or affiliates.

         (n)   GOOD REASON. As defined in Section 4.2(a).

         (o) HIGHEST ANNUAL BONUS. The amount of a Participant's annual bonus, which shall be equal to the higher of (i) the highest bonus paid or payable to the Participant under the Company's or an Employer's annual bonus and incentive plans, for the last three full fiscal years prior to the Change of Control, and (ii) the annual bonus paid or payable to the Participant for the most recently completed fiscal year prior to the Termination of Active Employment (in the case of clauses (i) and (ii), including any bonus or portion thereof which has been earned but deferred and, in the event that the Participant was not employed by an Employer for the whole of such fiscal year, annualized).

         (p)   LEVEL I.  The Separation Benefit calculated in accordance with
         Section 4.3(a)(i).

         (q)   LEVEL II. The Separation Benefit calculated in accordance with
         Section 4.3(a)(ii).

         (r) LEVEL OF PARTICIPATION. The level of a Participant's participation in the Plan, which shall be either Level I or Level II, as designated by the Committee pursuant to Section 3.1.

         (s) MULTIPLE. For purposes of determining a Participant's Separation Benefits and Separation Period, the Multiple is either two or three, as designated by the Committee pursuant to Section
         3.1 with respect to a Level I Participant; and with respect to a Level II Participant, the Multiple is one and one-half.

         (t) PARTICIPANT. An Employee who meets the eligibility requirements of Section 3.1.

         (u) PLAN. The Wells Fargo & Company Change of Control Severance Plan, as adopted by the Board of Directors at its October 20, 1998 meeting.

         (v) SEPARATION BENEFITS. The amounts and benefits payable or required to be provided in accordance with Section 4.3.

         (w) SEPARATION PERIOD. The salary continuation leave of absence period beginning on the date of Termination of Active Employment that is equal to either (i) the number of years equal to the applicable Multiple in the case of a Level I Participant or (ii) the Multiple of one and one-half years in the case of a Level II Participant.


                                   ARTICLE III
                                   ELIGIBILITY

3.1 PARTICIPATION. The Committee shall designate which Employees are Participants in the Plan and the applicable Level of Participation and in the case of Level I Participants, the Multiple. Such designations shall be binding and conclusive. Notwithstanding the foregoing, the Committee may cause any Employee to cease to be a Participant or change a Participant's Level of Participation and in the case of a Level I Participant, the Multiple, at any time prior to the effective time of a Change of Control, provided that no such action shall be taken at the request of a third party in anticipation of a Change of Control.

3.2 DURATION OF PARTICIPATION. A Participant shall cease to be a Participant in the Plan if (i) he or she, under circumstances not entitling him or her to Separation Benefits hereunder ceases to be an Employee of an Employer or (ii) he or she ceases to be a Participant pursuant to the action of the Committee in accordance with Section 3.1. Notwithstanding the foregoing, a Participant who is entitled, as a result of ceasing to be an Employee of an Employer, to Separation Benefits under the Plan shall remain a

Participant in the Plan until the Separation Benefits and any other amounts or benefits under the Plan have been paid or provided in full to the Participant.

                                   ARTICLE IV
                               SEPARATION BENEFITS

4.1 RIGHT TO SEPARATION BENEFIT. A Participant shall be entitled to receive from the Company or an Employer, the Separation Benefits provided in
Section 4.3 if (i) a Change of Control has occurred and the Participant's active employment is terminated by an Employer for any reason specified in
Section 4.2(a), and not one of the exceptions of Section 4.2(b), whether the termination is voluntary or involuntary, (ii) such Termination of Active Employment occurs after such Change of Control and on or before the second anniversary thereof and (iii) the Participant executes a general release agreement in accordance with Section 4.4.

4.2      TERMINATION OF ACTIVE EMPLOYMENT.

         (a) TERMINATIONS OF ACTIVE EMPLOYMENT WHICH GIVE RISE TO SEPARATION BENEFITS UNDER THIS PLAN. Except as set forth in subsection (b) below and subject to Section 4.4, any termination of active employment with an Employer by action of an Employer within the two-year period following a Change of Control or a termination of active employment by a Participant for Good Reason within the two-year period following a Change of Control shall entitle a Participant to the Separation Benefits provided in Section 4.3. For purposes of this Plan, "Good Reason" shall mean (i) a decrease in the Participant's Annual Base Salary, other than as the result of an isolated, insubstantial and inadvertent error not occurring in bad faith and which is remedied by the Company or the Employer promptly after receipt of notice thereof given by the Participant or (ii) the Company's or the Employer's requiring the Participant to be based at any office or location more than 35 miles from the office or location where the Participant was based and performed services immediately prior to the Change of Control, provided such change in office location results in an increase in the distance between the Participant's place of residence and the new office location.

         (b) TERMINATIONS WHICH DO NOT GIVE RISE TO SEPARATION BENEFITS UNDER THIS PLAN. If a Participant's active employment is terminated for Cause or Disability (as those terms are defined below) or as a result of the Participant's death, or the Participant terminates active employment other than for Good Reason, the Participant shall not be entitled to Separation Benefits under the Plan, regardless of the occurrence of a Change of Control.

               (i) A termination for "Disability" shall be deemed to have occurred where a Participant is absent from the Participant's duties with the Company or the Employer on a full-time basis for 180-consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent in a medical certification statement prepared by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant's legal representative. In such event, the Participant's employment with the Company or the Employer shall be deemed to have terminated for purposes of this Plan, effective the 30th day after receipt of such notice by the Participant (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Participant shall not have returned to active employment.

               (ii) A termination for "Cause" shall have occurred where a Participant is terminated because of:

                      (A) the continued failure of the Participant to perform substantially the Participant's duties with the Company or the Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to the Participant by an officer of the Company or the Employer which identifies the manner in which the officer believes that the Participant has not performed the Participant's duties, or

                      (B) the engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or the Employer.

         (c) NOTICE OF TERMINATION. A Notice of Termination shall communicate any termination by the Company for Cause, or by the Participant for Good Reason, to the other party. For purposes of this Plan, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Plan relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated and (iii) if the Termination of Active Employment is other than the date of receipt of such notice, specifies the applicable date (which date shall not be more than 60 days after the giving of such notice). The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant's or the Company's rights hereunder.

4.3 SEPARATION BENEFITS. If a Participant's active employment is terminated under the circumstances set forth in Section 4.2(a) entitling him or her to Separation Benefits, the Company shall pay or provide, as the case may be, to the Participant the amounts and benefits set forth in items (a) through (c) below (the "Separation Benefits"), subject to Section 4.4.

         (a) Subject to the provisions of Section 4.4, the Company shall pay, or begin to pay, to the Participant as soon as administratively possible, a Separation Benefit computed in accordance with the Participant's designated Level of Participation (as set forth below in clauses (i) and (ii). The Participant's Annual Base Salary shall be paid in the form of salary continuation during the Participant's Separation Period (as determined by the Multiple applicable to such Participant) and the Participant's Highest Annual Bonus (multiplied by the Multiple applicable to such Participant) shall be paid in a lump sum.

               (i) LEVEL I. The Separation Benefit payable to a Participant with a Level of Participation designated by Level I shall equal the product of (A) the Multiple (either two or three, as determined in accordance with Section 3.1) and (B) the sum of (x) the Participant's Annual Base Salary and (y) the Highest Annual Bonus.

               (ii) LEVEL II. The Separation Benefit payable to a Participant with a Level of Participation designated as Level II shall equal the product of (A) the Multiple (one and one-half) and (B) the sum of (x) the Participant's Annual Base Salary and (y) the Highest Annual Bonus.

         (b) For the Separation Period, the Company shall continue welfare benefits to the Participant and/or the Participant's eligible dependents at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs), as in effect immediately prior to the Change of Control, or, if more favorable to the Participant, as in effect immediately prior to the date of Termination of Active Employment; PROVIDED, HOWEVER, that if the Participant becomes reemployed with another employer and is eligible to receive medical and other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree benefits pursuant to such plans, practices, programs and policies, the Participant shall be considered to have remained employed until the end of the Separation Period.

         (c) The Company shall timely pay or provide to the Participant any other amounts or benefits due or payable or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of, or with, the Company and its affiliated companies, as if the

               Participant remained an Employee on a paid leave of absence during the Separation Period.

4.4 GENERAL RELEASE AGREEMENT. As set forth in Section 4.1, Separation Benefits under this Plan are contingent upon the Participant's execution of a general release agreement in such form as determined by the Plan's administrator. Upon the execution of the general release agreement, Participant has seven days in which to revoke such agreement. As soon as administratively possible following this seven-day revocation period, the Company shall pay, or begin to pay, Separation Benefits to the Participant. However, in no event shall Separation Benefits begin prior to the Participant's Termination of Active Employment, the timely execution of the general release agreement and the expiration of the rescission period.

4.5 EXCESS PARACHUTE PAYMENTS. Anything in this Plan to the contrary notwithstanding, the Committee shall in its sole and absolute discretion determine whether a Participant, with respect to the Separation Benefits provided under the Plan or otherwise, shall receive a Gross-Up Payment pursuant to the terms of Schedule I hereof, a Modified Reduced Amount pursuant to the terms of Schedule II hereof, or a Reduced Amount pursuant to the terms of Schedule III hereof. The determination of the Committee with respect to the application of the provisions of Schedule I, II or III to the Separation Benefits of an individual Participant shall be made at the time an Employee is designated as a Participant and shall be binding and conclusive.

4.6.     PAYMENT OBLIGATIONS ABSOLUTE. Upon a Change of Control, subject to
Section 4.5, the obligations of the Company to pay or provide the Separation Benefits described in Section 4.3 shall be absolute and unconditional, subject to compliance with Sections 4.3 and 4.4, and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company, the Employer or any of their affiliates may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment or value of any benefits thereunder be reduced by any compensation or benefits earned by a Participant as a result of employment by another employer, except as provided under Section 4.3(c).

             Nothing in this Plan shall prevent or limit the Participant's continuing or future participation in any plan, program, policy or practice provided by the Company, the Employer or any of their affiliated companies and for which the Participant may qualify, nor, subject to Section 7.2, shall anything herein limit or otherwise affect such rights as the Participant may have under any contract or agreement with the Company or any of its subsidiaries or affiliated companies. Amounts or benefits which the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Plan. However, benefits under the Wells Fargo & Company Change of Control Severance Plan, as adopted by the Board of Directors of Wells Fargo at its October 20, 1998 meeting, are in lieu of any other severance benefits that would otherwise be payable to the Participant.

                                    ARTICLE V
                              SUCCESSOR TO COMPANY

             This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

             In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

                                   ARTICLE VI
                       DURATION, AMENDMENT AND TERMINATION

6.1 DURATION. If a Change of Control has not occurred, this Plan shall expire five years from the Effective Date, unless sooner terminated as provided in Section 6.2, or unless extended for an additional period or periods by resolution adopted by the Board. If a Change of Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full.

6.2 AMENDMENT AND TERMINATION. The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board, unless a Change of Control has previously occurred. However, after the Board has knowledge of a transaction or event that if consummated would constitute a Change of Control, this Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants, unless and until the Board has determined that the transactions or events that, if consummated, would constitute a Change of Control have been abandoned and will not be consummated, and, provided that, the Board does not have knowledge of other transactions or events that, if consummated, would constitute a Change of Control. If a Change of Control occurs, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants.

                                   ARTICLE VII
                                  MISCELLANEOUS

7.1 INDEMNIFICATION. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

7.2 EMPLOYMENT STATUS. This Plan does not constitute a contract of employment or impose on the Participant, the Company or the Participant's Employer any obligation to retain the Participant as an employee, to change the status of the Participant's employment, or to change the Company's or the Employer's policies or those of their affiliates regarding termination of employment.

7.3 TAX WITHHOLDING. The Company may withhold from any amounts payable under this Plan such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.4 VALIDITY AND SEVERABILITY. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability or any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.5 GOVERNING LAW. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of California, without reference to principles of conflict of law.

7.6 CLAIM PROCEDURE. If a Participant makes a written request alleging a right to receive Separation Benefits under the Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits. All claims for Separation Benefits under the Plan shall be sent to the Human Resources Department of the Company and must be received within 30 days after the Termination of Active Employment. If the Company determines that any individual who has claimed a right to receive Separation Benefits under the Plan is not entitled to receive all or a part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the written request, unless the Company determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and described any additional material or information that is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Company, a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Company shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review the pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Company. The Company will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Company determines additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Company fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Company shall be deemed to have denied the claim.

7.7 UNFUNDED PLAN STATUS. This Plan is intended to be an unfunded plan. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company's creditors, to assist it in accumulating funds to pay its obligations under the Plan.

                                   SCHEDULE I

GROSS-UP PAYMENT. (a) Anything in the Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise, but determined without regard to any additional payments required under this Schedule I) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of the Section (a) of Schedule I, if it shall be determined that the Participant is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Participant such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Participant and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

         (b) Subject to the provisions of Section (c) of Schedule I, all determinations required to be made under Schedule I, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick or such other certified public accounting firm as may be designated by the Participant (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Participant may use the nationally recognized accounting firm of Ernst & Young LLP or appoint another nationally recognized accounting firm to make determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Schedule I, shall be paid by the Company to the Participant within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section (c) of Schedule I and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

         (c) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date than any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

              (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

             (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

              (iv) permit the Company to participate in any proceedings related to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of the Section (c) of Schedule I, the Company shall control all proceedings taken in connection with such contest and, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section (c) of Schedule I, the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company's complying with the requirements of Section
(c) of Schedule I) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by the Participant of an amount advanced by the Company pursuant to Section (c) of Schedule I, a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                                   SCHEDULE II

MODIFIED REDUCED AMOUNT. (a) For purposes of this Schedule II: (i) a "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of the Participant, whether paid or payable pursuant to the Plan or otherwise; (ii) "Plan of Payment" shall mean a Payment paid or payable pursuant to the Plan (disregarding this Schedule
II); (iii) "Net After Tax Receipt" shall mean the Present Value of a Payment net of all federal, state and local taxes imposed on the Participant with respect thereto (including without limitation under Section 4999 of the Code), determined by applying the highest marginal rates of such taxes that applied to the Participant's taxable income for the immediately preceding taxable year, or such other rate(s) as the Participant shall in his or her sole discretion certify as likely to apply to the Participant in the relevant tax year(s); (iv) "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (v) "Modified Reduced Amount" shall mean the smallest aggregate amount of Plan Payments which (A) is less than the sum of all Plan Payments and (B) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Plan Payments were any other amount less than the sum of all Plan Payments. Anything in the Plan to the contrary notwithstanding, in the event KPMG Peat Marwick LLP or such other nationally recognized certified public accounting firm as may be designated by the Participant (the "Accounting Firm") shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code, it shall determine whether some amount of Plan Payments would meet the definition of a "Reduced Amount." If said firm determines that there is a Modified Reduced Amount, the aggregate Plan Payments shall be reduced to such Modified Reduced Amount.

         (b) If the Accounting Firm determines that aggregate Plan Payments should be reduced to the Modified Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his or her sole discretion, which and how much of the Plan Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Plan Payments equals the Modified Reduced Amount), and shall advise the Company in writing of his or her election within ten days of his or her receipt of notice. If no such election is made by the Participant within such ten-day period, the Company may elect which of such Plan Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Plan Payments equals the Modified Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Schedule II shall be binding upon the Company and the Participant and shall be made within 60 days of a termination of employment of the Participant. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Plan Payments as are then due to the Participant under the Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Plan Payments as become due to the Participant under the Plan.

         (c) While it is the intention of the Company and the Participant to reduce the amounts payable or distributable to the Participant hereunder only if the aggregate Net After Tax Receipts to the Participant would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to the Plan which should not have been paid or so distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to the Plan could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Modified Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; PROVIDED, HOWEVER, that no such loan shall be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest as the applicable federal rate provided for in Section 7872(f)(2) of the Code.

         (d) All fees and expenses of the Accounting Firm in implementing the provisions of this Schedule II shall be borne by the Company.

                                  SCHEDULE III

REDUCED AMOUNT. (a) For purposes of this Schedule III: (i) a "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant, whether paid or payable pursuant to the Plan or otherwise; (ii) "Separation Benefits" shall mean a Payment paid or payable pursuant to the Plan (disregarding this Schedule III); "(iii) "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Internal Revenue Code; and (iv) "Reduced Amount" shall mean an amount expressed in Present Value that maximizes the aggregate Present Value of Separation Benefits without causing any Payment to be nondeductible by the Company or Employer because of Section 280G of the Code. Anything in the Plan to the contrary notwithstanding, in the event KPMG Peat Marwick LLP (the "Accounting Firm") shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code, the aggregate Separation Benefits shall be reduced (but not below zero) to meet the definition of Reduced Amount.

         (b) If the Accounting Firm determines that aggregate Separation Benefits should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his or her sole discretion, which and how much of the Separation Benefits shall be eliminated or reduced (as long as after such election the present value of the aggregate Separation Benefits equals the Reduced Amount), and shall advise the Company in writing of his or her election within ten days of his or her receipt of notice. If no such election is made by the Participant within such ten-day period, the Company may elect which of such Separation Benefits shall be eliminated or reduced (as long as after such election the present value of the aggregate Separation Benefits equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Schedule III shall be binding upon the Company and the Participant and shall be made within 60 days of a termination of employment by the Participant. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Separation Benefits as are then due to the Participant under the Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Separation Benefits as become due to the Participant under the Plan.

         (c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to the Plan which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to the Plan could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such

Overpayment paid or distributed by the Company to or for the benefit of a Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Company together with interest as the applicable federal rate provided for in Section 7872(f)(2) of the Code; PROVIDED, HOWEVER, that no such loan shall be deemed to have made and no amount shall be payable by a Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

         (d) All fees and expenses of the Accounting Firm in implementing provisions of this Schedule III shall be borne by the Company.